EXHIBIT 10.3

ACCO BRANDS CORPORATION
RETIREMENT AGREEMENT FOR DAVID D. CAMPBELL

This Retirement Agreement (“Agreement”) is made, entered into, and is effective as of May 1, 2008 (the “Effective Date”), by and between ACCO Brands Corporation, a Delaware corporation, and David D. Campbell (the “Executive”).

WHEREAS, from and after January 1, 1989 until the spin-off from Fortune Brands, Inc. occurring August 16, 2005, the Executive was employed by the Company and certain then-affiliates of the Company and in connection therewith participated in United States tax-qualified defined benefit pension plans, a foreign pension plan and a non-qualified defined benefit supplemental executive retirement plan (collectively, the “Former Employer Pensions”);

WHEREAS, the Executive has participated in the Company’s tax-qualified Pension Plan for Salaried and Certain Hourly-Paid Employees (“Pension”) and its non-qualified Supplemental Retirement Plan (“SRP”) (collectively, both such plans are sometimes referred to herein as the “ACCO Pensions”) since such spin-off;

WHEREAS, due to those separate periods of service, the sum of Executive’s accrued benefits under the Former Employer Pensions plus his accrued benefits under the ACCO Pensions is materially less than the accrued benefit the Executive would have accrued under the ACCO Pensions in the absence of such separate periods of service; and

WHEREAS, the Company desires to provide the Executive with a non-qualified supplemental retirement benefit hereunder to compensate the Executive, in part, for the adverse effects of such break in service, as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Retirement Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.             Definitions.  Any term not defined herein shall have the meaning set forth in the SRP or, if not defined under the SRP, as defined under the Pension and applicable under the SRP.

2.             Supplemental Executive Retirement Benefit.

(a)           The Company shall provide the Executive with a non-qualified supplemental retirement benefit (“Supplemental Retirement Benefit”) payable as of the first day of the month coincident with or next following the later of Executive’s attainment of age 55 and his Separation from Service with the Company and all Affiliated Employers (“Commencement Date”) in the amount equal to the positive difference (if any) between (x) the Tentative Benefit minus (y) the Offset Benefit.  For this purpose:

(i)            The Tentative Benefit, the ACCO Pension Benefit and the Former Employer Benefit each will be expressed in the normal form of benefit set forth under the Pension upon the attainment of normal retirement age.  For the avoidance of doubt, as of the date hereof, the normal form of benefit payable upon attainment of normal retirement age is a Life Annuity payable at age 65.

(ii)           The “Tentative Benefit” is the amount of benefit that the Executive would have accrued under the ACCO Pensions had the Executive been credited with eligibility, benefit and vesting service thereunder equal to the sum of the number of whole and partial years of service that were credited to the Executive under the Former Employer Pensions plus his whole and partial years of service credited to the Executive under the ACCO Pensions, but for such purpose (1) for such deemed benefit service accrued through August 15, 2005 under the Former Employer Pensions, by applying the formula for accrual of benefits under the Pension as in effect on January 1, 2007 and (2) for such benefit service accrued under the ACCO Pensions, by applying the benefit formula as in effect under the Pension from time to time after August 15, 2005, in each case applying such formula as is set forth in Article IV of the Pension (or any successor provision).  For the avoidance of doubt, through December 31, 2007, for purposes of the Executive’s Tentative Benefit the Executive is credited with 19 years and 0 months of benefit service and with sufficient eligibility service and vesting service to be fully vested in his Tentative Benefit.

(iii)          The “Offset Benefit” is the sum of the ACCO Pension Benefit plus the Former Employer Benefit as hereinafter defined.

(iv)          The “ACCO Pension Benefit” is the sum of the Pension Benefit plus the SRP Benefit accrued from and after August 16, 2005.  The “Pension Benefit” is the accrued and vested benefit payable to the Executive under the Pension as is determined as of the Commencement Date, based on the terms thereof as in effect from time to time after August 15, 2005.  The “SRP Benefit” is the accrued and vested benefit payable to the Executive under the SRP as is determined as of the Commencement Date, based on the terms thereof as in effect from time to time after August 15, 2005.

(v)           The “Former Employer Benefit” is the amount of $11,501.18 per month.

(b)           The Supplemental Retirement Benefit shall be fully vested at all times and shall be paid out in any form for which benefits may be payable under the SRP on the Commencement Date, in accordance with the terms of the SRP as then in effect, (and may differ from the form of benefit elected or deemed elected by the Executive under the SRP) as if the Supplemental Retirement Benefit were paid thereunder (incorporating by reference such terms into this Agreement, including any conditions on electing a form of payment of the Supplemental Retirement Benefit thereunder in compliance with Section 409A of the Code); provided, on the date hereof, the Executive hereby elects to receive his benefit in the form of a joint and 50% survivor annuity if he is married on the Commencement Date and as a single life annuity if he is not then married; provided further, the foregoing to the contrary notwithstanding, if the Commencement Date is based on the date of Executive’s Separation from Service with the

Company and all Affiliated Employers, commencement of the Supplemental Retirement Benefit shall be postponed until the earlier of (i) the date that is six months after the date of the Executive’s Separation from Service and (ii) the date of the Executive’s death following such Separation from Service, in which case the amount of Supplemental Retirement Benefit that is determined and postponed for six months (or such shorter period due to the death of the Executive) shall be paid to the Executive (or, if applicable, the Executive’s Surviving Spouse or beneficiary) in a lump sum, together with interest, accrued thereon (not compounded) at the applicable interest rate (within the meaning provided under the definition of Actuarial Equivalent as in effect at such time under the Pension) less 200 basis points on the date payment of the benefit hereunder commences.

(c)           In the event of the Executive’s death before his Separation from Service, the date of the Executive’s death shall be deemed to be his Commencement Date and his Supplemental Retirement Benefit shall be paid to his Surviving Spouse (if any) in a lump sum that is the Actuarial Equivalent of the normal form of his benefit determined as of such Commencement Date.

(d)           The Supplemental Retirement Benefit shall commence (or, if applicable, the survivor’s benefit under Section 2(c) shall be paid) as soon as may be practicable, but not later than two and one-half months, after the Commencement Date, except as may be postponed under clause (i) or (ii) under Section 2(b).

(e)           Anything herein to the contrary notwithstanding, upon the occurrence of a Change of Control, the date of such Change of Control shall be deemed to be the “Commencement Date” and the Supplemental Retirement Benefit shall be paid to the Executive in a lump sum that is the Actuarial Equivalent of the normal form of his benefit, determined as of such Commencement Date, as soon as may be practicable thereafter, but not later than two and one-half months after such deemed Commencement Date.

3.             Miscellaneous.

(a)           Anything herein to the contrary notwithstanding, the Executive, his Surviving Spouse and other beneficiary shall be an unsecured creditor, with no secured or preferential rights to any assets of the Company or any other party for payment of the Supplemental Retirement Benefit.  The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future.  Anything herein to the contrary notwithstanding, at no time shall any asset of the Company or any Affiliate be restricted, set aside, reserved or transferred in trust for the benefit of the Executive as a result of a change in the financial health of the Company or any Affiliate at any time during a restricted period respecting any tax-qualified defined benefit plan sponsored by the Company or any Affiliate (other than a multi-employer defined benefit plan for employees covered by a collective bargaining agreement with the Company or any Affiliate).  For such purpose, “applicable covered employee” and “restricted period” shall have the meanings set forth in section 409A(b)(3) of the Code.

(b)           Nothing herein shall be construed as giving the Executive the right to be retained in the employ of the Company.

(c)           This Agreement may be amended only in a writing entered into by the Company and the Executive (or his Surviving Spouse or beneficiary following the death of the Executive).

(d)           The Executive shall make appropriate arrangements for the satisfaction of any applicable federal, state or local taxes respecting his Supplemental Retirement Benefit. The Company shall be authorized to take such action as may be appropriate, including withholding from amounts due to the Executive or his Surviving Spouse or beneficiary hereunder, compensation to the Executive from the Company or otherwise in order to assure tax compliance.

(e)           This Agreement shall bind and inure to the benefit of the Company and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.  The Supplemental Retirement Benefit may not be voluntarily or involuntarily assigned or alienated by the Executive, or his Surviving Spouse or beneficiary.

(f)            Except to the extent preempted by the law of the United States, this Agreement shall be construed and administered in accordance with the laws of the State of Illinois.

IN WITNESS WHEREOF, the Executive and Company, by its duly authorized representatives, have executed this Agreement effective as of the Effective Date.

Executive:

/s/David D. Campbell
David D. Campbell

ACCO Brands Corporation

/s/Steve Rubin
Senior Vice President, Secretary and
General Counsel